Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 11

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Sale of Common Stock	(2,000)	1.5798	04/21/2026
Purchase of Common Stock	20,812	1.3541	04/24/2026
Purchase of Common Stock	10,000	1.111	04/29/2026
Purchase of Common Stock	100,000	0.8725	05/01/2026
Purchase of Common Stock	205,664	0.9720	05/05/2026

Milton C. Ault, III

Sale of Common Stock	(3,500)	1.6091	04/16/2026
Purchase of Common Stock	8,500	1.5113	04/17/2026
Sale of Common Stock	(5,000)	1.5798	04/21/2026
Sale of Common Stock	(5,000)	1.5629	04/22/2026
Sale of Common Stock	(1,114)	1.5508	04/23/2026
Purchase of Common Stock	1,114	1.3599	04/24/2026
Purchase of Common Stock	2,000	1.0754	04/29/2026
Purchase of Common Stock	3,000	1.0361	04/30/2026
Purchase of Common Stock	1,000	0.8485	05/01/2026
Purchase of Common Stock	2,000	0.8127	05/04/2026
Sale of Common Stock	(3,000)	0.7513	05/05/2026
Purchase of Common Stock	2,500	0.9914	05/05/2026

1 Certain transactions by Mr. Ault are disclosed that preceded the filing of Amendment #1, which were inadvertently missing from Amendment #1.